UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2008 (August 15, 2008)

GateHouse Media, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33091	36-4197635
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

350 WillowBrook Office Park, Fairport, New York	14450
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (585) 598-0030

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 15, 2008, Mark R. Thompson, Vice President, Chief Financial Officer and Treasurer of GateHouse Media, Inc. (the “Company”), informed the Company that he will resign as an officer and employee of the Company effective August 19, 2008. On August 21, 2008, the Company issued a press release announcing Mr. Thompson’s resignation and announcing that Mark Maring, age 42, will be appointed the Company’s Interim Chief Financial Officer effective August 19, 2008. Mr. Maring has been the Company’s Vice President, Investor Relations and Strategic Development, since March 2008 and will continue to oversee those functions. He was formerly a Vice President of Mendon Capital Advisors Corp, a registered investment advisor, from 2004 through March 2008 where his responsibilities included risk management and hedging strategies. From 2000 to 2004 Mr. Maring was Vice President Investor Relations for Constellation Brands, Inc. (“Constellation”) an international producer and marketer of beverage alcohol brands. Mr. Maring also served as Constellation’s Director of Planning from 1997 to 2000. From 1992 to 1997, Mr. Maring worked with the accounting firm Arthur Andersen LLP. From 1987 to 1992 he worked for The Chase Manhattan Bank, N.A. in investment banking. Mr. Maring is a certified public accountant and holds a master’s degree in finance and accounting.

There are no arrangements or understandings between Mr. Maring and any other persons with respect to his appointment as the Company’s Interim Chief Financial Officer. In addition, there has been no transaction, nor is there any currently proposed transaction, to which the Company or any of its subsidiaries was or is to be a party in which Mr. Maring or any member of his immediate family, had or will have, a direct or indirect material interest.

Item 8.01	Other Events

On August 21, 2008, the Company issued a press release announcing Mr. Thompson’s resignation and the Board of Directors’ appointment of Mr. Maring as Interim Chief Financial Officer. A copy of such press release is attached to this current report on Form 8-K as Exhibit 99.1

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit No.	Description
99.1.	Press Release dated August 21, 2008 of GateHouse Media, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GATEHOUSE MEDIA, INC.

By:	/s/ Michael Reed
Michael Reed
Chief Executive Officer

Date: August 21, 2008